Provident Financial Services, Inc. Announces Second Quarter Earnings and Declares Quarterly Cash Dividend

ISELIN, NJ, July 26, 2019 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $24.4 million, or $0.38 per basic and diluted share, for the three months ended June 30, 2019, compared to net income of $19.2 million, or $0.30 per basic and diluted share, for the three months ended June 30, 2018. For the six months ended June 30, 2019, the Company reported net income of $55.3 million, or $0.85 per basic and diluted share, compared to net income of $47.2 million, or $0.73 per basic share and diluted share, for the same period last year.
The Company’s earnings for the three and six months ended June 30, 2019 were adversely impacted by elevated provisions for loan losses arising from deterioration in two commercial credit relationships. This included fully reserving for a $5.7 million lending relationship with a commercial contractor and providing $3.3 million in connection with a $14.1 million interest in a syndicated credit to a franchise restaurant owner/operator that became impaired during the quarter.
For the three and six months ended June 30, 2018, the Company’s earnings were negatively affected by an increase in the provision for loan losses arising from a credit loss associated with a $15.4 million asset based lending credit. The Company has exited the asset based lending business.
On April 1, 2019, the Company's wealth management subsidiary completed its acquisition of certain assets and liabilities of Tirschwell & Loewy, Inc. (“T&L”), a New York City-based independent registered investment adviser.
Christopher Martin, Chairman, President and Chief Executive Officer commented: “Our pre-tax pre-provision earnings for the quarter remained robust, as our loan portfolio grew and overall asset quality remained strong. We were, however, disappointed in the elevated loan loss provision required by borrower-specific deterioration in two commercial credits.” Martin continued, “Industry net interest margins remain under pressure, but we did see some relief in deposit costs as the quarter progressed. We closed the T&L acquisition, effectively deploying capital and helping to further diversify our revenue from spread-based sources.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.23 per common share payable on August 30, 2019, to stockholders of record as of the close of business on August 15, 2019.
Balance Sheet Summary
Total assets at June 30, 2019 were $9.94 billion, a $212.5 million increase from December 31, 2018. The increase in total assets was primarily due to a $65.0 million increase in cash and cash equivalents, a $53.0 million increase in other assets, a $43.1 million increase in total loans, a $40.8 million increase in total investments and a $19.4 million increase in intangible assets.
The increase in other assets was largely due to the Company's January 1, 2019 adoption of a new lease accounting standard. The Company recorded a right of use asset of $44.9 million, which was based on the present value of the expected remaining lease payments at January 1, 2019.
The Company’s loan portfolio increased $43.1 million to $7.29 billion at June 30, 2019, from $7.25 billion at December 31, 2018. For the six months ended June 30, 2019, loan originations, including advances on lines of credit, totaled $1.35 billion, compared with $1.60 billion for the same period in 2018. During the six months ended June 30, 2019, the loan portfolio had net increases of $63.4 million in commercial mortgage loans, $18.0 million in commercial loans and $12.1 million in multi-family mortgage loans, partially offset by net decreases of $23.6 million in residential mortgage loans, $20.4 million in consumer loans and $5.8 million in construction loans. Commercial real estate, commercial and construction loans represented 79.6% of the loan portfolio at June 30, 2019, compared to 78.9% at December 31, 2018.

At June 30, 2019, the Company’s unfunded loan commitments totaled $1.65 billion, including commitments of $652.2 million in commercial loans, $569.7 million in construction loans and $184.1 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2018 and June 30, 2018 were $1.49 billion and $1.66 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $978.6 million at June 30, 2019, compared to $973.4 million and $1.10 billion at December 31, 2018 and June 30, 2018, respectively.
Total investments were $1.65 billion at June 30, 2019, a $40.8 million increase from December 31, 2018. This increase was largely due to purchases of mortgage-backed securities and an increase in unrealized gains on available for sale debt securities, partially offset by repayments of mortgage-backed securities and maturities and calls of certain municipal and agency bonds.
For the six months ended June 30, 2019, intangible assets increased $19.4 million, primarily related to the acquisition of T&L, partially offset by scheduled amortization.
Total deposits increased $44.8 million during the six months ended June 30, 2019 to $6.87 billion. Total time deposits increased $27.9 million to $778.4 million at June 30, 2019, while total core deposits, consisting of savings and demand deposit accounts, increased $16.9 million to $6.10 billion at June 30, 2019. The increase in time deposits was primarily the result of a $72.5 million increase in brokered deposits, partially offset by a $44.6 million decrease in retail time deposits. The increase in core deposits was largely attributable to a $169.4 million increase in money market deposits and a $686,000 increase in non-interest bearing demand deposits, partially offset by a $107.5 million decrease in interest bearing demand deposits and a $45.6 million decrease in savings deposits. Core deposits represented 88.7% of total deposits at June 30, 2019, compared to 89.0% at December 31, 2018.
Borrowed funds increased $70.0 million during the six months ended June 30, 2019, to $1.51 billion. The increase in borrowings for the period was primarily a function of asset funding requirements. Borrowed funds represented 15.2% of total assets at June 30, 2019, an increase from 14.8% at December 31, 2018.
Stockholders’ equity increased $32.5 million during the six months ended June 30, 2019, to $1.39 billion, primarily due to net income earned for the period and an increase in unrealized gains on available for sale debt securities, partially offset by dividends paid to stockholders and common stock repurchases. For the six months ended June 30, 2019, common stock repurchases totaled 243,912 shares at an average cost of $24.59, of which 71,956 shares, at an average cost of $27.15, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At June 30, 2019, 2.3 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at June 30, 2019 were $20.95 and $14.36, respectively, compared with $20.49 and $14.18, respectively, at December 31, 2018.
Results of Operations
Net Interest Income and Net Interest Margin
For the three months ended June 30, 2019, net interest income increased $2.3 million to $76.6 million, from $74.3 million for the same period in 2018. Net interest income for the six months ended June 30, 2019 increased $4.0 million to $151.6 million, from $147.6 million for the same period in 2018. The improvement in net interest income for the comparative periods was largely due to the period-over-period increase in the net interest margin. Also contributing to this improvement was the growth in average deposits which mitigated the Company's need to utilize higher-cost sources to fund average interest earning assets. The improvement in net interest margin for the three and six months ended June 30, 2019 was aided by the recognition of $2.2 million in interest income upon the prepayment of loans which had been non-accruing prior to being restructured in 2017. Payments received on these loans were applied to principal while they were not accruing. Upon return to accruing status, these amounts commenced accretion to interest income. This accretion was accelerated on the prepayment of the loans. For the three and six months ended June 30, 2019, the recognition of this interest income resulted in a 10 and 5 basis point increase in the net interest margin, respectively.

The Company’s net interest margin increased two basis points to 3.42% for the quarter ended June 30, 2019, from 3.40% for the trailing quarter. The weighted average yield on interest-earning assets increased eight basis points to 4.28% for the quarter ended June 30, 2019, compared to 4.20% for the quarter ended March 31, 2019. The weighted average cost of interest-bearing liabilities for the quarter ended June 30, 2019 increased eight basis points to 1.12%, compared to 1.04% for the trailing quarter. The average cost of interest bearing deposits for the quarter ended June 30, 2019 increased eight basis points to 0.86%, from 0.78% for the quarter ended March 31, 2019. Average non-interest bearing demand deposits totaled $1.46 billion for the quarter ended June 30, 2019, compared with $1.44 billion for the trailing quarter ended March 31, 2019. The average cost of borrowed funds for the quarter ended June 30, 2019 was 2.18%, compared to 2.07% for the trailing quarter.
The net interest margin increased nine basis points to 3.42% for the quarter ended June 30, 2019, compared to 3.33% for the quarter ended June 30, 2018. The weighted average yield on interest-earning assets increased 31 basis points to 4.28% for the quarter ended June 30, 2019, compared to 3.97% for the quarter ended June 30, 2018, while the weighted average cost of interest bearing liabilities increased 30 basis points for the quarter ended June 30, 2019 to 1.12%, compared to the second quarter of 2018. The average cost of interest bearing deposits for the quarter ended June 30, 2019 was 0.86%, compared to 0.53% for the same period last year. Average non-interest bearing demand deposits totaled $1.46 billion for the quarters ended June 30, 2019 and June 30, 2018. The average cost of borrowed funds for the quarter ended June 30, 2019 was 2.18%, compared to 1.82% for the same period last year.
For the six months ended June 30, 2019, the net interest margin increased 10 basis points to 3.41%, compared to 3.31% for the six months ended June 30, 2018. The weighted average yield on interest earning assets increased 31 basis points to 4.24% for the six months ended June 30, 2019, compared to 3.93% for the six months ended June 30, 2018, while the weighted average cost of interest bearing liabilities increased 29 basis points to 1.08% for the six months ended June 30, 2019, compared to 0.79% the same period last year. The average cost of interest bearing deposits for the six months ended June 30, 2019 was 0.82%, compared to 0.50% for the same period last year. Average non-interest bearing demand deposits totaled $1.45 billion for the six months ended June 30, 2019, compared with $1.44 billion for the six months ended June 30, 2018. The average cost of borrowings for the six months ended June 30, 2019 was 2.12%, compared to 1.76% for the same period last year.
Non-Interest Income
Non-interest income totaled $15.8 million for the quarter ended June 30, 2019, an increase of $2.0 million, compared to the same period in 2018. Wealth management income increased $1.6 million to $6.2 million for the three months ended June 30, 2019, primarily due to fees earned from assets under management acquired in the T&L transaction. Fee income increased $274,000 to $6.9 million for the three months ended June 30, 2019, compared to the same period in 2018, largely due to a $429,000 increase in commercial loan prepayment fees, partially offset by a $110,000 decrease in other loan related fee income and a $68,000 decrease in debit card income. Other income increased $61,000 to $1.4 million for the three months ended June 30, 2019, compared to the quarter ended June 30, 2018, primarily due to a $403,000 increase in net fees on loan-level interest rate swap transactions and a $217,000 increase in net gains on the sale of loans, partially offset by a $405,000 decrease in net gains on the sale of foreclosed real estate.
For the six months ended June 30, 2019, non-interest income totaled $28.0 million, an increase of $878,000, compared to the same period in 2018. Wealth management income increased $1.3 million to $10.3 million for the six months ended June 30, 2019, primarily due to fees of $1.8 million earned from approximately $822 million of assets under management acquired in the T&L transaction, partially offset by a decrease in revenue from mutual fund investments. Income from Bank-owned life insurance ("BOLI") increased $424,000 to $3.0 million for the six months ended June 30, 2019, compared to the same period in 2018, primarily due to an increase in benefit claims, combined with an increase in equity valuations. Partially offsetting these increases, other income decreased $626,000 to $1.7 million for the six months ended June 30, 2019, compared to $2.3 million for the same period in 2018, due to a $520,000 decrease in net gains on the sale of foreclosed real estate and a $307,000 decrease in net fees on loan-level interest rate swap transactions. In addition, fee income decreased $268,000 to $13.0 million for the six months ended June 30, 2019, compared to $13.3 million for the same period in 2018, largely as a result of a $213,000 decrease in other loan related fee income and a $164,000 decrease in debit card revenue, partially offset by a $205,000 increase in commercial loan prepayment fee income.
Non-Interest Expense
For the three months ended June 30, 2019, non-interest expense totaled $49.7 million, an increase of $888,000, compared to the three months ended June 30, 2018. Compensation and benefits expense increased $1.0 million to $29.0 million for the three months ended June 30, 2019, compared to $28.0 million for the same period in 2018. This increase was principally due to additional compensation expense associated with the T&L acquisition, an increase in the accrual for incentive compensation and an increase in stock-based compensation. Data processing expense increased $738,000 to $4.4 million for the three months ended June 30, 2019, primarily due to increases in software maintenance expense, software implementation costs and subscription service expense. Amortization of intangibles increased $298,000 for the three months ended June 30, 2019, compared with the same period in 2018, largely due to an increase in the customer relationship intangible amortization as a result of the acquisition of T&L. Partially offsetting these increases, other operating expenses decreased $890,000 to $7.6 million for the three months ended June 30, 2019, compared to the same period in 2018, primarily due to a change in the vesting schedule of stock-based Board of Director fees, and decreases in attorney fees and debit card maintenance expense. Also, FDIC insurance decreased $472,000 due to the discontinuance of the FICO assessment, combined with an overall reduction in the insurance assessment rate. The FICO assessment was used to pay interest on the Financing Corporation bonds issued in the late 1980's to recapitalize the former Federal Savings and Loan Insurance Corporation ("FSLIC").
The Company’s annualized non-interest expense as a percentage of average assets(1) was 2.03% for the quarter ended June 30, 2019, compared to 2.01% for the same period in 2018. The efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income)(1) was 53.79% for the quarter ended June 30, 2019, compared to 55.39% for the same period in 2018.
Non-interest expense totaled $98.1 million for the six months ended June 30, 2019, an increase of $2.4 million, compared to $95.7 million for the six months ended June 30, 2018. Compensation and benefits expense increased $1.5 million to $57.4 million for the six months ended June 30, 2019, compared to $55.9 million for the six months ended June 30, 2018, primarily due to additional compensation expense associated with the T&L acquisition, an increase in the accrual for incentive compensation and an increase in stock-based compensation. Data processing expense increased $1.1 million to $8.3 million for the six months ended June 30, 2019, compared to $7.2 million for the same period in 2018, principally due to increases in software service expense and software implementation costs, partially offset by a decrease in software maintenance expense. In addition, amortization of intangibles increased $218,000 for the six months ended June 30, 2019, compared with the same period in 2018, due to an increase in the customer relationship intangible amortization as a result of the acquisition of T&L, while other operating expenses increased $119,000 to $14.7 million for the six months ended June 30, 2019, compared to the same period in 2018, largely due to an increase in consulting expenses, partially offset by the impact of a change in the vesting schedule of stock-based Board of Director fees. Partially offsetting these increases, FDIC insurance decreased $786,000, due to the discontinuance of the FICO assessment, combined with an overall reduction in the insurance assessment rate.
Asset Quality
The Company’s total non-performing loans at June 30, 2019 were $38.6 million, or 0.53% of total loans, compared to $24.8 million, or 0.34% of total loans at March 31, 2019, and $25.7 million, or 0.35% of total loans at December 31, 2018. The $13.8 million increase in non-performing loans at June 30, 2019, compared to the trailing quarter, was due to a $14.0 million increase in non-performing commercial loans and a $237,000 increase in non-performing commercial mortgage loans, partially offset by a $319,000 decrease in non-performing residential loans and a $171,000 decrease in non-performing consumer loans. At June 30, 2019, impaired loans totaled $70.6 million with related specific reserves of $9.4 million, compared with impaired loans totaling $63.4 million with related specific reserves of $1.7 million at March 31, 2019. At December 31, 2018, impaired loans totaled $50.7 million with related specific reserves of $1.2 million.

At June 30, 2019, the Company’s allowance for loan losses was 0.86% of total loans, compared to 0.77% at both March 31, 2019 and December 31, 2018. The Company recorded provisions for loan losses of $9.5 million and $9.7 million for the three and six months ended June 30, 2019, respectively, compared with provisions of $15.5 million and $20.9 million for the three and six months ended June 30, 2018, respectively. For the three and six months ended June 30, 2019, the provision for loan losses was largely driven by deterioration in two commercial credit relationships. This included fully reserving for a $5.7 million relationship with a commercial contractor, and providing $3.3 million in connection with a $14.1 million interest in a syndicated credit to a franchise restaurant owner/operator that became impaired during the quarter. For the three and six months ended June 30, 2019, the Company had net charge-offs of $2.0 million and $2.5 million, respectively, compared to net charge-offs of $19.2 million and $22.3 million, respectively, for the same periods in 2018. The allowance for loan losses increased $7.2 million to $62.8 million at June 30, 2019 from $55.6 million at December 31, 2018.
For the second quarter of 2018, the provision for loan losses and loan charge-offs were negatively impacted by several commercial credits, including a $15.4 million credit to an asset based lending borrower and two credits totaling $4.0 million to another commercial borrower. For the three and six months ended June 30, 2018, the Company recorded charge-offs of $18.9 million on these commercial credits. The Company exited the asset based lending business.
At June 30, 2019 and December 31, 2018, the Company held $1.7 million and $1.6 million of foreclosed assets, respectively. During the six months ended June 30, 2019, there were five additions to foreclosed assets with a carrying value of $850,000, and four properties sold with a carrying value of $727,000. Foreclosed assets at June 30, 2019 consisted of $1.6 million of residential real estate and $130,000 of marine assets. Total non-performing assets at June 30, 2019 increased $13.0 million to $40.2 million, or 0.40% of total assets, from $27.3 million, or 0.28% of total assets at December 31, 2018.
Income Tax Expense
For the three and six months ended June 30, 2019, the Company’s income tax expense was $8.8 million and $16.5 million, respectively, compared with $4.6 million and $10.9 million, for the three and six months ended June 30, 2018, respectively. The Company’s effective tax rates were 26.5% and 23.0% for the three and six months ended June 30, 2019, respectively, compared to 19.2% and 18.8% for the three and six months ended June 30, 2018, respectively. The increase in the Company's effective tax rate for both the three and six months ended June 30, 2019 was attributable to the publication of a technical bulletin by the New Jersey Division of Taxation that specifies treatment of real estate investment trusts in connection with combined reporting for NJ corporate business tax purposes.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, July 26, 2019 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2019. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Tangible book value per share, annualized return on average tangible equity, annualized non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
June 30, 2019 (Unaudited) and December 31, 2018
(Dollars in Thousands)

Assets	June 30, 2019	December 31, 2018

Cash and due from banks	$141,393	$86,195
Short-term investments	66,296	56,466
Total cash and cash equivalents	207,689	142,661

Available for sale debt securities, at fair value	1,102,261	1,063,079
Held to maturity debt securities (fair value of $487,921 at June 30, 2019 (unaudited) and $479,740 at December 31, 2018)	474,855	479,425
Equity securities, at fair value	750	635
Federal Home Loan Bank Stock	74,863	68,813
Loans	7,293,735	7,250,588
Less allowance for loan losses	62,810	55,562
Net loans	7,230,925	7,195,026
Foreclosed assets, net	1,688	1,565
Banking premises and equipment, net	55,513	58,124
Accrued interest receivable	31,188	31,475
Intangible assets	437,606	418,178
Bank-owned life insurance	194,179	193,085
Other assets	126,729	73,703
Total assets	$9,938,246	$9,725,769

Liabilities and Stockholders' Equity

Deposits:
Demand deposits	$5,090,272	$5,027,708
Savings deposits	1,006,290	1,051,922
Certificates of deposit of $100,000 or more	464,719	414,848
Other time deposits	313,690	335,644
Total deposits	6,874,971	6,830,122
Mortgage escrow deposits	29,623	25,568
Borrowed funds	1,512,248	1,442,282
Other liabilities	129,958	68,817
Total liabilities	8,546,800	8,366,789

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,293 shares issued and 66,405,320 shares outstanding at June 30, 2019 and 66,325,458 outstanding at December 31, 2018	832	832
Additional paid-in capital	1,025,855	1,021,533
Retained earnings	666,415	651,099
Accumulated other comprehensive income (loss)	3,976	(12,336)
Treasury stock	(277,364)	(272,470)
Unallocated common stock held by the Employee Stock Ownership Plan	(28,268)	(29,678)
Common Stock acquired by the Directors' Deferred Fee Plan	(4,169)	(4,504)
Deferred Compensation - Directors' Deferred Fee Plan	4,169	4,504
Total stockholders' equity	1,391,446	1,358,980
Total liabilities and stockholders' equity	$9,938,246	$9,725,769

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three and Six Months Ended June 30, 2019 and 2018 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Interest income:
Real estate secured loans	$55,643	$52,756	$110,649	$104,266
Commercial loans	23,174	19,350	43,684	38,476
Consumer loans	4,785	4,945	9,568	9,850
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	8,257	7,682	16,666	14,933
Held to maturity debt securities	3,171	3,154	6,333	6,298
Deposits, federal funds sold and other short-term investments	618	428	1,159	823
Total interest income	95,648	88,315	188,059	174,646

Interest expense:
Deposits	11,716	6,996	22,210	13,231
Borrowed funds	7,377	7,039	14,287	13,858
Total interest expense	19,093	14,035	36,497	27,089
Net interest income	76,555	74,280	151,562	147,557
Provision for loan losses	9,500	15,500	9,700	20,900
Net interest income after provision for loan losses	67,055	58,780	141,862	126,657

Non-interest income:
Fees	6,886	6,612	12,983	13,251
Wealth management income	6,243	4,602	10,322	9,002
Bank-owned life insurance	1,285	1,293	2,981	2,557
Net gain on securities transactions	29	—	29	1
Other income	1,391	1,330	1,707	2,333
Total non-interest income	15,834	13,837	28,022	27,144

Non-interest expense:
Compensation and employee benefits	28,990	27,983	57,359	55,852
Net occupancy expense	6,359	6,383	13,216	13,128
Data processing expense	4,364	3,626	8,333	7,232
FDIC Insurance	428	900	1,167	1,953
Amortization of intangibles	844	546	1,334	1,116
Advertising and promotion expense	1,078	847	1,961	1,814
Other operating expenses	7,631	8,521	14,740	14,621
Total non-interest expense	49,694	48,806	98,110	95,716
Income before income tax expense	33,195	23,811	71,774	58,085
Income tax expense	8,802	4,568	16,491	10,929
Net income	$24,393	$19,243	$55,283	$47,156

Basic earnings per share	$0.38	$0.30	$0.85	$0.73
Average basic shares outstanding	64,886,149	64,911,919	64,826,714	64,840,843

Diluted earnings per share	$0.38	$0.30	$0.85	$0.73
Average diluted shares outstanding	65,016,724	65,099,603	64,965,062	65,024,917

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the		At or for the
	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Statement of Income
Net interest income	$76,555	$74,280	$151,562	$147,557
Provision for loan losses	9,500	15,500	9,700	20,900
Non-interest income	15,834	13,837	28,022	27,144
Non-interest expense	49,694	48,806	98,110	95,716
Income before income tax expense	33,195	23,811	71,774	58,085
Net income	24,393	19,243	55,283	47,156
Diluted earnings per share	$0.38	$0.30	$0.85	$0.73
Interest rate spread	3.16%	3.15%	3.16%	3.14%
Net interest margin	3.42%	3.33%	3.41%	3.31%

Profitability
Annualized return on average assets	1.00%	0.79%	1.14%	0.98%
Annualized return on average equity	7.03%	5.87%	8.06%	7.25%
Annualized return on average tangible equity (2)	10.27%	8.62%	11.67%	10.66%
Annualized non-interest expense to average assets (3)	2.03%	2.01%	2.03%	1.98%
Efficiency ratio (4)	53.79%	55.39%	54.63%	54.79%

Asset Quality
Non-accrual loans			$38,555	$32,610
90+ and still accruing			—	—
Non-performing loans			38,555	32,610
Foreclosed assets			1,688	6,537
Non-performing assets			40,243	39,147
Non-performing loans to total loans			0.53%	0.45%
Non-performing assets to total assets			0.40%	0.40%
Allowance for loan losses			$62,810	$58,819
Allowance for loan losses to total non-performing loans			162.91%	180.37%
Allowance for loan losses to total loans			0.86%	0.81%

Average Balance Sheet Data
Assets	$9,811,981	$9,726,387	$9,766,477	$9,744,728
Loans, net	7,172,944	7,190,972	7,153,421	7,217,202
Earning assets	8,892,213	8,849,250	8,857,523	8,871,953
Core deposits	6,127,033	6,118,327	6,110,359	6,117,067
Borrowings	1,360,235	1,554,013	1,356,481	1,591,142
Interest-bearing liabilities	6,830,849	6,860,586	6,806,425	6,908,917
Stockholders' equity	1,391,276	1,315,104	1,383,376	1,312,223
Average yield on interest-earning assets	4.28%	3.97%	4.24%	3.93%
Average cost of interest-bearing liabilities	1.12%	0.82%	1.08%	0.79%

Loan Data
Mortgage loans:
Residential			$1,076,441	$1,118,696
Commercial			2,362,859	2,185,444
Multi-family			1,351,884	1,405,927
Construction			383,233	406,893
Total mortgage loans			5,174,417	5,116,960
Commercial loans			1,713,127	1,688,623
Consumer loans			410,993	451,919
Total gross loans			7,298,537	7,257,502
Premium on purchased loans			2,959	3,668
Unearned discounts			(33)	(35)
Net deferred			(7,728)	(7,893)
Total loans			$7,293,735	$7,253,242

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
		At June 30,		At December 31,
		2019	2018	2018
Total stockholders' equity		$1,391,446	$1,311,262	$1,358,980
Less: total intangible assets		437,606	419,180	418,178
Total tangible stockholders' equity		$953,840	$892,082	$940,802

Shares outstanding		66,405,320	66,780,853	66,325,458

Book value per share (total stockholders' equity/shares outstanding)		$20.95	$19.64	$20.49
Tangible book value per share (total tangible stockholders' equity/shares outstanding)		$14.36	$13.36	$14.18

(2) Annualized Return on Average Tangible Equity
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Total average stockholders' equity	$1,391,276	$1,315,104	$1,383,376	$1,312,223
Less: total average intangible assets	438,269	419,519	428,190	419,801
Total average tangible stockholders' equity	$953,007	$895,585	$955,186	$892,422

Net income	$24,393	$19,243	$55,283	$47,156

Annualized return on average tangible equity (net income/total average stockholders' equity)	10.27%	8.62%	11.67%	10.66%

(3) Annualized Non-Interest Expense to Average Assets
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Total annualized non-interest expense	$199,322	$195,760	$197,846	$193,018
Average assets	9,811,981	9,726,387	9,766,477	9,744,728

Annualized non-interest expense/average assets	2.03%	2.01%	2.03%	1.98%

(4) Efficiency Ratio Calculation
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net interest income	$76,555	$74,280	$151,562	$147,557
Non-interest income	15,834	13,837	28,022	27,144
Total income	$92,389	$88,117	$179,584	$174,701

Non-interest expense	$49,694	$48,806	$98,110	$95,716

Efficiency ratio (non-interest expense/income)	53.79%	55.39%	54.63%	54.79%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Unaudited) (Dollars in Thousands)

	June 30, 2019			March 31, 2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$21,772	$136	2.50%	$14,090	$88	2.50%
Federal funds sold and other short-term investments	59,370	482	3.26%	56,283	453	3.28%
Held to maturity debt securities (1)	474,206	3,171	2.67%	473,778	3,162	2.67%
Available for sale debt securities	1,095,919	7,219	2.63%	1,077,581	7,266	2.70%
Equity Securities, at fair value	724	—	—%	679	—	—%
Federal Home Loan Bank stock	67,278	1,038	6.17%	66,356	1,143	6.89%
Net loans: (2)
Total mortgage loans	5,082,203	55,643	4.35%	5,051,528	55,006	4.36%
Total commercial loans	1,673,123	23,174	5.51%	1,654,594	20,510	4.98%
Total consumer loans	417,618	4,785	4.60%	427,558	4,783	4.54%
Total net loans	7,172,944	83,602	4.63%	7,133,680	80,299	4.51%
Total Interest-Earning Assets	$8,892,213	$95,648	4.28%	$8,822,447	$92,411	4.20%

Non-Interest Earning Assets:
Cash and due from banks	90,867			93,168
Other assets	828,901			804,852
Total Assets	$9,811,981			$9,720,467

Interest-Bearing Liabilities:
Demand deposits	$3,640,018	$7,653	0.84%	$3,599,670	6,831	0.77%
Savings deposits	1,028,585	420	0.16%	1,051,951	480	0.19%
Time deposits	802,011	3,643	1.82%	777,423	3,183	1.66%
Total Deposits	5,470,614	11,716	0.86%	5,429,044	10,494	0.78%

Borrowed funds	1,360,235	7,377	2.18%	1,352,685	6,910	2.07%
Total Interest-Bearing Liabilities	6,830,849	19,093	1.12%	6,781,729	17,404	1.04%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,458,430			1,441,879
Other non-interest bearing liabilities	131,426			121,471
Total non-interest bearing liabilities	1,589,856			1,563,350
Total Liabilities	8,420,705			8,345,079
Stockholders' equity	1,391,276			1,375,388
Total Liabilities and Stockholders' Equity	$9,811,981			$9,720,467

Net interest income		$76,555			$75,007

Net interest rate spread			3.16%			3.16%
Net interest-earning assets	$2,061,364			$2,040,718

Net interest margin (3)			3.42%			3.40%

Ratio of interest-earning assets to total interest-bearing liabilities	1.30x			1.30x

(1)	Average outstanding balance amounts shown are amortized cost.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	6/30/19	3/31/2019	12/31/2018	9/30/2018	6/30/2018
	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Interest-Earning Assets:
Securities	2.80%	2.87%	2.87%	2.75%	2.72%
Net loans	4.63%	4.51%	4.49%	4.38%	4.26%
Total interest-earning assets	4.28%	4.20%	4.19%	4.07%	3.97%

Interest-Bearing Liabilities:
Total deposits	0.86%	0.78%	0.70%	0.60%	0.53%
Total borrowings	2.18%	2.07%	1.99%	1.93%	1.82%
Total interest-bearing liabilities	1.12%	1.04%	0.97%	0.90%	0.82%

Interest rate spread	3.16%	3.16%	3.22%	3.17%	3.15%
Net interest margin	3.42%	3.40%	3.44%	3.38%	3.33%

Ratio of interest-earning assets to interest-bearing liabilities	1.30x	1.30x	1.30x	1.30x	1.29x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Unaudited) (Dollars in Thousands)

	June 30, 2019			June 30, 2018
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$17,953	$222	2.50%	$13,677	$113	1.67%
Federal funds sold and other short term investments	57,835	937	3.27%	51,019	710	2.81%
Held to maturity debt securities (1)	473,993	6,333	2.67%	470,796	6,298	2.68%
Available for sale debt securities	1,086,800	14,486	2.67%	1,043,561	12,535	2.40%
Equity securities, at fair value	701	—	—%	662	—	—%
Federal Home Loan Bank stock	66,820	2,180	6.53%	75,036	2,398	6.39%
Net loans: (2)
Total mortgage loans	5,066,950	110,649	4.35%	5,086,901	104,266	4.09%
Total commercial loans	1,663,910	43,684	5.25%	1,668,617	38,476	4.61%
Total consumer loans	422,561	9,568	4.57%	461,684	9,850	4.30%
Total net loans	7,153,421	163,901	4.57%	7,217,202	152,592	4.22%
Total Interest-Earning Assets	$8,857,523	$188,059	4.24%	$8,871,953	$174,646	3.93%

Non-Interest Earning Assets:
Cash and due from banks	92,010			94,812
Other assets	816,944			777,963
Total Assets	$9,766,477			$9,744,728

Interest-Bearing Liabilities:
Demand deposits	$3,619,955	$14,483	0.81%	$3,588,778	$8,869	0.50%
Savings deposits	1,040,204	900	0.17%	1,088,415	990	0.18%
Time deposits	789,785	6,827	1.74%	640,582	3,372	1.06%
Total Deposits	5,449,944	22,210	0.82%	5,317,775	13,231	0.50%
Borrowed funds	1,356,481	14,287	2.12%	1,591,142	13,858	1.76%
Total Interest-Bearing Liabilities	$6,806,425	$36,497	1.08%	$6,908,917	$27,089	0.79%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,450,200			1,439,874
Other non-interest bearing liabilities	126,476			83,714
Total non-interest bearing liabilities	1,576,676			1,523,588
Total Liabilities	8,383,101			8,432,505
Stockholders' equity	1,383,376			1,312,223
Total Liabilities and Stockholders' Equity	$9,766,477			$9,744,728

Net interest income		$151,562			$147,557

Net interest rate spread			3.16%			3.14%
Net interest-earning assets	$2,051,098			$1,963,036

Net interest margin (3)			3.41%			3.31%

Ratio of interest-earning assets to total interest-bearing liabilities	1.30x			1.28x

(1) Average outstanding balance amounts shown are amortized cost.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2017
Interest-Earning Assets:
Securities	2.84%	2.67%	2.40%
Net loans	4.57%	4.22%	3.98%
Total interest-earning assets	4.24%	3.93%	3.67%

Interest-Bearing Liabilities:
Total deposits	0.82%	0.50%	0.35%
Total borrowings	2.12%	1.76%	1.64%
Total interest-bearing liabilities	1.08%	0.79%	0.66%

Interest rate spread	3.16%	3.14%	3.01%
Net interest margin	3.41%	3.31%	3.15%

Ratio of interest-earning assets to interest-bearing liabilities	1.30x	1.28x	1.26x